Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Second Quarter 2010 Financial Results
Monday, July 26, 2010 4:30 pm EDT

Company Reports Strong Growth, Record Revenue and Earnings Guidance for Third Quarter

HAYWARD, Calif., July 26, 2010 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the second quarter of fiscal year 2010 ended July 2, 2010.  Revenue for the second quarter was $105.9 million, an increase of 7.5% from the first quarter 2010 and an increase of 355.4% from the same period a year ago.  Gross margin for the second quarter was 14.0%, compared to 12.6% for the first quarter 2010 and (3.7)% for the same period a year ago. The company recorded net income of $5.7 million, or $0.25 per share, compared to net income of $3.9 million, or $0.17 per share, for the first quarter 2010 and a net loss of $14.1 million, or $(0.66) per share, for the second quarter of 2009.  The second quarter 2009 net loss and net loss per share is inclusive of a non-cash income tax valuation allowance of $7.0 million, or $(0.33) per share.

Cash at the end of the second quarter 2010 was $23.1 million, a decrease of $4.6 million from the prior quarter.  Net inventory was $55.1 million, a decrease of $1.6 million, compared to $56.7 million at the end of the first quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer stated: “In the second quarter of 2010 UCT performed very well, exceeding our revenue and earnings guidance.  Along with improving revenues and earnings per share, improvements in operating efficiency led to improved gross margins.  Also, we were able to support our customers, meeting all of their requirements during the quarter.  In addition to the continued growth in the semiconductor capital equipment market we continue to be optimistic about our growth opportunities in the other related markets we serve. We expect sustained expansion of our gross margin during the balance of the year as we further improve our manufacturing efficiencies and increase the utilization of our Shanghai and Singapore facilities.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “In the third quarter, we are projecting record revenues and earnings along with continued improvements in gross margin.  Revenue guidance for the third quarter is $118 million to $123 million, with earnings per share in the range of $0.29 to $0.33.”

Ultra Clean will conduct a conference call today, Monday, July 26, 2010, beginning at 2:00 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 800-642-1687 (domestic) and 706-645-9291 (international). The confirmation number for the live broadcast and replay is 86142972 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our third quarter 2010 revenue and earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended January 1, 2010 and quarterly report on Form 10-Q for the quarter ended April 2, 2010, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share data)

	For the three months ended		For the six months ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009

Sales	$105,878	$23,252	$204,345	$45,652
Cost of goods sold	91,083	24,106	177,174	49,376
Gross profit (loss)	14,795	(854)	27,171	(3,724)
Operating expenses:
Research and development	1,390	748	2,447	1,664
Sales and marketing	1,895	1,165	3,528	2,195
General and administrative	4,941	3,517	10,004	8,859
Total operating expenses	8,226	5,430	15,979	12,718
Income (loss) from operations	6,569	(6,284)	11,192	(16,442)
Interest and other income (expense), net	(145)	(228)	(300)	(423)
Income (loss) before income taxes	6,424	(6,512)	10,892	(16,865)
Income tax provision	770	7,551	1,388	4,238
Net income (loss)	$5,654	$(14,063)	$9,504	$(21,103)
Net income (loss) per share:
Basic	$0.26	$(0.66)	$0.44	$(0.99)
Diluted	$0.25	$(0.66)	$0.41	$(0.99)
Shares used in computing net income (loss) per share:
Basic	21,670	21,379	21,589	21,341
Diluted	23,016	21,379	22,905	21,341

Ultra Clean Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

ASSETS	July 2, 2010	January 1, 2010
Current assets:
Cash and cash equivalents	$23,101	$26,697
Accounts receivable	45,691	34,787
Inventory	55,058	46,976
Other current assets	2,800	6,005
Total current assets	126,650	114,465

Equipment and leasehold improvements, net	8,361	7,450
Purchased intangibles, net	8,987	8,987
Other non-current assets	386	408
Total assets	$144,384	$131,310

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Bank borrowings	$1,957	$2,008
Accounts payable	43,323	46,098
Other current liabilities	6,129	4,948
Total current liabilities	51,409	53,054

Bank debt and other long-term liabilities	19,772	17,077
Total liabilities	71,181	70,131

Stockholders’ equity
Common stock	95,746	93,226
Accumulated deficit	(22,543)	(32,047)
Total stockholders’ equity	73,203	61,179

Total liabilities and stockholders’ equity	$144,384	$131,310